EX-99.(6)(b)

Amendment Number Two to the Saturna Investment Trust
Investment Advisory and Administrative Services Agreement

This Amendment Number Two (the “Amendment”) to the Satuma Investment Trust Investment Advisory and Administrative Services Agreement dated September 25, 2018 (the “Agreement”) is made as of December 16, 2025, between Saturna Investment Trust, a business trust formed pursuant to RCW 23.90 of the laws of the State of Washington (the “Trust”) and Saturna Capital Corporation, a registered investment adviser and the investment adviser for the Trust (“Adviser”).
WHEREAS, the Trust and Adviser desire to update the Agreement to modify the compensation payable to the Adviser with respect to the Saturna Sustainable Bond Fund, subject to approval by the shareholders of the Saturna Bond Income Fund and Saturna Short-Term Bond Fund to merge the Saturna Bond Income Fund and Saturna Short-Term Bond Fund into the Saturna Sustainable Bond Fund, at a Special Meeting to be held on or about February 27, 2026.
NOW THEREFORE, the Trust and Adviser agree to modify and amend the Agreement as follows:
Schedule B. Effective upon the closing of the merger of the Saturna Bond Income Fund and Saturna Short-Term Bond Fund into Saturna Sustainable Bond Fund, Schedule B to the Agreement, which sets forth the fees payable to the Adviser with respect to each series of the Trust, is hereby replaced in its entirety by Schedule B attached hereto.
Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment Number Two as of the date first above set forth.

SATURNA INVESTMENT TRUST		SATURNA CAPITAL CORPORATION

By:	/s/ Jane K. Carten	By:	/s/ Jane K. Carten
	Jane K. Carten		Jane K. Carten
	President		President and Chief Executive Officer

Amendment Number Two to the Saturna Investment Trust
Investment Advisory and Administrative Services Agreement
SCHEDULE B

RATE OF COMPENSATION

Fund	Rate of Compensation Based on Fund’s Average Daily Net Asset Value
Saturna Sustainable Bond Fund*	0.50%
Saturna Sustainable Equity Fund	0.65%
Sextant Bond Income Fund	0.50%
Sextant Core Fund	0.50%
Sextant Global High Income Fund	0.50%
Saturna Growth Fund	0.50%
Saturna International Fund	0.50%
Saturna Short-Term Bond Fund	0.50%

*This rate of compensation is effective upon the closing of the merger of Saturna Bond Income Fund and Saturna Short-Term Bond Fund into the Saturna Sustainable Bond Fund. Prior to such closing, the rate of compensation is 0.55% of the Saturna Sustainable Bond Fund’s  average daily net asset value.